Exhibit 99.1

Mobileye Releases Third Quarter 2023 Results, Updates Guidance and Provides Business Overview

•	Revenue increased 18% year over year to $530 million in the third quarter.

•	Operating Income and Adjusted Operating Income improved substantially versus the third quarter of 2022.

•	Diluted EPS (GAAP) was $0.02 and Adjusted Diluted EPS (Non-GAAP) was $0.22 in the third quarter of 2023.

•	Continued to progress with key OEM prospects for advanced products, with FAW (SuperVision and Chauffeur) and Polestar (Chauffeur) converting during Q3.

•	Generated net cash from operating activities of $285 million in the nine months ended September 30, 2023. Our balance sheet remains strong with $1.2 billion of cash and cash equivalents and zero debt as of September 30, 2023.

JERUSALEM – October 26, 2023 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ended September 30, 2023.

“We are very pleased with Q3 results, as operating leverage on strong revenue growth has led to significant increases in operating income,” said Mobileye President and CEO Prof. Amnon Shashua. “On the product side, very positive consumer and media feedback to the August roll-out of the SuperVision navigate on pilot software to Zeekr vehicles was a key proof-point of the competitive advantages of our advanced products. This in part led to (i) conversions with Polestar and FAW during the quarter, (ii) continued progress with the balance of the 9 core OEM prospects we noted on our last earnings call, and (iii) new interest from an additional wave of global automakers. Since the end of Q3, the tragic events in Israel have affected us all, but strong business continuity planning, lessons learned during COVID-19 disruptions, and the diligence of our remarkable team has enabled us to limit disruption and continue to execute our business priorities.”

Third Quarter 2023 Business Highlights

•	The business development pipeline continued to be robust in the quarter. Based on design wins achieved year-to-date in 2023 and the current opportunity pipeline, we are on-track for 2023 to exceed the record design win activity generated in 2022 on a volume, revenue, and average system price basis.[1].

•	Mobileye and Zeekr executed an over-the-air software update to more than 110,000 Zeekr customers that, for the first time, delivered the full highway SuperVision feature set in large volume. Feedback has been favorable, with media highlighting that the upgraded Navigation ZEEKR Pilot (NZP) system (which is based on SuperVision) outperforms stiff competition in China despite significantly less sensor and compute content.

•	We announced an expansive relationship with FAW, one of the largest volume automakers in China, to equip SuperVision-based features on a series of vehicles beginning in late 2024. The program also includes development of a Chauffeur-based system for a launch expected by late 2025. The success of the Zeekr software roll-out noted above was a direct catalyst for the FAW announcement and has resulted in acceleration of other business development discussions.

•	We announced the addition of a Chauffeur program to the expanding relationship with Polestar. The ability to leverage the eyes-on SuperVision system as a bridge to eyes-off Chauffeur is being recognized as a key differentiator by our customers. Nearly all of our development work with global OEMs on SuperVision includes a plan to scale to Chauffeur as well.

Third Quarter 2023 Financial Summary and Key Highlights (Unaudited)

GAAP
U.S. dollars in millions	Q3 2023	Q3 2022	% Y/Y
Revenue	$530	$450	18%
Gross Profit	$272	$217	25%
Gross Margin	51%	48%	+310	bps
Operating Income (Loss)	$8	$(25)	*NM
Operating Margin	2%	(6)%	+706	bps
Net Income (Loss)	$17	$(45)	*NM
EPS - Basic	$0.02	$(0.06)	*NM
EPS - Diluted	$0.02	$(0.06)	*NM

*Not Meaningful

Non-GAAP
U.S. dollars in millions	Q3 2023	Q3 2022	% Y/Y
Revenue	$530	$450	18%
Adjusted Gross Profit	$366	$332	10%
Adjusted Gross Margin	69%	74%	(472	)bps
Adjusted Operating Income	$182	$143	27%
Adjusted Operating Margin	34%	32%	+256	bps
Adjusted Net Income	$181	$114	59%
Adjusted EPS - Basic	$0.22	$0.15	48%
Adjusted EPS - Diluted	$0.22	$0.15	47%

•	Revenue of $530 million increased by 18% compared to the third quarter of 2022, primarily due to a combination of volume and ASP growth in our EyeQ® chip related revenue.

•	Average System Price[2] was $53.8 in the third quarter of 2023, which is largely flat on a year-over-year basis. Higher core EyeQ prices were offset by slightly lower SuperVision volumes as a percentage of overall revenue.

•	Gross Margin in the third quarter of 2023 increased by 3 percentage points as compared to the third quarter of 2022. The impact of the lower cost attributable to amortization of intangible assets as a percentage of revenue, was partially offset by the downward impact of the increased cost of our EyeQ® chip (and associated price increase to customers).

•	Adjusted Gross Margin declined by approximately 5 percentage points in the third quarter of 2023 as compared to the prior year period. The decrease was primarily due to the increased cost of our EyeQ® chip which was passed through as a price increase to customers (as of the beginning of 2023) on a zero-margin basis.

•	Positive Operating Margin of 2% in the third quarter of 2023 compared to a negative margin of 6% in the prior year period. The increase was primarily related to a higher Gross Margin and to lower operating expenses as a percentage of revenue as compared to the third quarter of 2022.

•	Adjusted Operating Margin increased by approximately 3 percentage points in the third quarter of 2023 as compared to the prior year period. Operating leverage driven by revenue growth and operating expenses that were largely consistent on a year-over-year basis led to a significant decrease in operating expenses as a percentage of revenue.

•	Operating cash flow for the nine months ended September 30, 2023 was $285 million. This included significant outflows related to re-building our strategic inventory of EyeQ chips, which had been significantly reduced during the semiconductor supply chain crisis in 2021 and 2022. Cash used in purchases of property and equipment was $75 million for that same period.

1 Mobileye’s revenue for the periods presented represent estimated volumes based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. See the disclaimer under the heading “Forward-Looking Statements” below for important limitations applicable to these estimates.

2 Average System Price is calculated as the sum of revenue related to EyeQ® and SuperVision systems, divided by the number of systems shipped.

Updated Financial Guidance for the 2023 Fiscal Year

We are updating our guidance for the 2023 fiscal year that we last provided on July 27, 2023:

	Updated Guidance Full Year 2023		Previous Guidance Full Year 2023
U.S. dollars in millions	Low	High	Range
Revenue	$2,065	$2,090	$2,065 - 2,114
Operating Loss	$(79)	$(62)	$(129) - (98)
Amortization of acquired intangible assets	$474	$474	$474
Share-based compensation expense	$253	$253	$255
Adjusted Operating Income	$648	$665	$600 - 631

Our updated guidance reflects a 0.6% reduction in expected Revenue, at the midpoint, as we now expect SuperVision shipments in Q4 of 2023 to be at the lower end of what was incorporated into our previous guidance. Our updated guidance also reflects an improvement in expected Operating Loss (GAAP) and Adjusted Operating Income (Non-GAAP), at the midpoint, of 37% and 7%, respectively, due to lower than expected operating expenses, both in Q3 and Q4 of 2023.

This information reflects Mobileye’s expectations for Revenue, Operating Loss and Adjusted Operating Income results for the year ending December 30, 2023. We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges related to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; and, 2) Share-based compensation expense. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this release.

Earnings Conference Call Webcast Information

Mobileye will host a conference call today, October 26, 2023, at 8:00am ET (3:00pm IT) to review its results and provide a general business update. The conference call will be accessible live via a webcast on Mobileye’s investor relations site, which can be found at ir.mobileye.com, and a replay of the webcast will be made available shortly after the event’s conclusion.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin, Adjusted Net Income and Adjusted EPS (Earnings Per Share), which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and expenses related to our initial public offering that was completed on October 28, 2022 (the “Mobileye IPO”). Operating margin is calculated as operating loss divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expense, and expenses related to the Mobileye IPO, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets. Adjusted Basic EPS is calculated by dividing Adjusted Net Income for the period by the weighted-average number of common shares outstanding during the period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding during the period, while giving effect to all potentially dilutive common shares to the extent they are dilutive.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility – enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, more than 150 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s business outlook, guidance and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2023 full-year guidance, projected future revenue and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; future responses to and effects of the COVID-19 pandemic; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

The estimates included herein are based on projections of future production volumes that were provided by our current and prospective OEMs at the time of sourcing the design wins for the models related to those design wins. For the purpose of these estimates, we estimated sales prices based on our management’s estimates for the applicable product bundles and periods. Achieving design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional design wins. Moreover, our pricing estimates are made at the time of a request for quotation by an OEM (in the case of estimates related to contracted customers), so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initial expected. These estimates may deviate from actual production volumes and sale prices (which may be higher or lower than the estimates) and the amounts included for prospective but uncontracted production volumes may never be achieved. Accordingly, these estimations are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2022, particularly in the section entitled “Item 1A. Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Third Quarter 2023 Financial Results

Mobileye Global Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine months Ended
U.S. dollars in millions, except share and per share amounts	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Revenue	$530	$450	$1,442	$1,304
Cost of revenue	258	233	739	682
Gross profit	272	217	703	622
Research and development, net	218	206	664	565
Sales and marketing	28	27	90	91
General and administrative	18	9	55	27
Total operating expenses	264	242	809	683
Operating income (loss)	8	(25)	(106)	(61)
Interest income with related party	—	5	—	9
Interest expense with related party	—	(11)	—	(20)
Other financial income (expense), net	15	1	38	6
Income (loss) before income taxes	23	(30)	(68)	(66)
Benefit (provision) for income taxes	(6)	(15)	(22)	(46)
Net income (loss)	$17	$(45)	$(90)	$(112)

Earnings (loss) per share:
Basic	$0.02	$(0.06)	$(0.11)	$(0.15)
Diluted	$0.02	$(0.06)	$(0.11)	$(0.15)
Weighted-average number of shares used in computation of earnings (loss) per share (in millions):
Basic	806	750	804	750
Diluted	810	750	804	750

Mobileye Global Inc.

Condensed Consolidated Balance sheets (unaudited)

U.S. dollars in millions	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$1,193	$1,024
Trade accounts receivable, net	281	269
Inventories	354	113
Other current assets	80	110
Total current assets	1,908	1,516
Non-current assets:
Property and equipment, net	426	384
Intangible assets, net	2,165	2,527
Goodwill	10,895	10,895
Other long-term assets	111	119
Total non-current assets	13,597	13,925
TOTAL ASSETS	$15,505	$15,441
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$221	$189
Employee related accrued expenses	79	88
Related party payable	44	73
Other current liabilities	47	34
Total current liabilities	391	384
Non-current liabilities:
Long-term employee benefits	53	56
Deferred tax liabilities	149	162
Other long-term liabilities	39	45
Total non-current liabilities	241	263
TOTAL LIABILITIES	$632	$647
TOTAL EQUITY	14,873	14,794
TOTAL LIABILITIES AND EQUITY	$15,505	$15,441

Mobileye Global Inc.

Condensed Consolidated Cash Flows (unaudited)

	Nine Months Ended
U.S. dollars in millions	September 30, 2023	October 1, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(90)	$(112)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	24	17
Share-based compensation	190	112
Amortization of intangible assets	362	413
Exchange rate differences on cash and cash equivalents	9	6
Deferred income taxes	(13)	(8)
Interest on Dividend Note to related party, net	—	20
Interest with related party, net	16	20
Other	(1)	(3)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	6	(67)
Decrease (increase) in other current assets	16	28
Decrease (increase) in inventories	(241)	(8)
Increase (decrease) in accounts payable, accrued expenses and related party payable	21	22
Increase (decrease) in employee-related accrued expenses and long term benefits	(12)	(67)
Increase (decrease) in other current liabilities	(5)	10
Decrease (increase) in other long term assets	3	15
Increase (decrease) in long-term liabilities	—	(3)
Net cash provided by operating activities	285	395
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(75)	(79)
Repayment of loan due from related party	—	734
Issuance of loan to related party	—	(336)
Net cash provided by (used in) investing activities	(75)	319
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from Parent	—	99
Dividend paid	—	(336)
Share-based compensation recharge	(29)	(200)
Deferred offering costs	—	(14)
Net cash provided by (used in) financing activities	(29)	(451)
Effect of foreign exchange rate changes on cash and cash equivalents	(9)	(6)
Increase in cash, cash equivalents and restricted cash	172	257
Balance of cash, cash equivalents and restricted cash, at beginning of year	1,035	625
Balance of cash, cash equivalents and restricted cash, at end of period	$1,207	$882

Mobileye Global Inc.

Reconciliation of GAAP Gross Profit and Margin to Non-GAAP Adjusted Gross Profit and Margin3 (unaudited)

	Three Months Ended				Nine months Ended
	September 30, 2023		October 1, 2022		September 30, 2023		October 1, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross Profit	$272	51%	$217	48%	$703	49%	$622	48%
Add: Amortization of acquired intangible assets	94	18%	115	26%	311	22%	355	27%
Add: Share-based compensation expense	—	—%	—	—%	2	—%	—	—%
Adjusted Gross Profit	$366	69%	$332	74%	$1,016	70%	$977	75%

3Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Operating Income (loss) and Margin to Non-GAAP Adjusted Operating Income and Margin4 (unaudited)

	Three Months Ended				Nine months Ended
	September 30, 2023		October 1, 2022		September 30, 2023		October 1, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating Income (Loss)	$8	2%	$(25)	(6)%	$(106)	(7)%	$(61)	(5)%
Add: Amortization of acquired intangible assets	111	21%	131	29%	362	25%	413	32%
Add: Share-based compensation expense	63	12%	36	8%	190	13%	112	9%
Add: Expenses related to the IPO	—	—%	1	—%	—	—%	4	—%
Adjusted Operating Income	$182	34%	$143	32%	$446	31%	$468	36%

4Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Global Inc.

Reconciliation of GAAP Net Income (loss) to Non-GAAP Adjusted Net Income (unaudited)

	Three Months Ended				Nine months Ended
	September 30, 2023		October 1, 2022		September 30, 2023		October 1, 2022
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Net Income (Loss)	$17	3%	$(45)	(10)%	$(90)	(6)%	$(112)	(9)%
Add: Amortization of acquired intangible assets	111	21%	131	29%	362	25%	413	32%
Add: Share-based compensation expense	63	12%	36	8%	190	13%	112	9%
Add: Expenses related to the Mobileye IPO	—	—%	1	—%	—	—%	4	—%
Less: Income tax effects	(10)	(2)%	(9)	(2)%	(31)	(2)%	(27)	(2)%
Adjusted Net Income	$181	34%	$114	25%	$431	30%	$390	30%

Supplemental Information - Average System Price (unaudited)

	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023
EyeQ and SuperVision revenue (U.S. dollars in millions)	$432	$543	$438	$430	$507
Number of systems shipped (in millions)	8.2	9.7	8.1	8.3	9.4
Average system price (U.S. dollars)	$53.0	$56.2	$53.9	$51.7	$53.8

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com